UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2009
BELK, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-26207	56-2058574

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

2801 West Tyvola Road, Charlotte, North Carolina	28217-45000

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (704) 357-1000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     Effective March 30, 2009, Belk, Inc. (the “Company”) and its subsidiaries entered into a First Amendment to the Second Amended and Restated Credit Agreement dated October 2, 2006 among the Company and its Subsidiaries, the Lenders party to the agreement and Wachovia Bank, National Association as the Administrative Agent for the Lenders, primarily to amend the financial covenants contained in the credit agreement. The amendment restated the Applicable Margin table for pricing based on the Leverage Ratio. The revised Applicable Margin ranges from 0.75% to 3.00% for LIBOR based pricing and from 0.0% to 2.00% for Base Rate Pricing. In addition, the Commitment Fee table was restated based on the Leverage Ratio with the Commitment Fee range being 0.100% to 0.500%. Other material changes that were part of the amendment include: (1) the Maximum Permitted Leverage Ratio is 4.25 to 1.00; (2) the Minimum Permitted Fixed Charge Coverage Ratio is 1.75 to 1.00; (3) the Revolving Credit Commitment is $350 million; and (4) the Term Loan Commitment is $325 million.
     The description of the material terms of the amendment does not purport to be complete and is qualified in its entirety by reference to the form of First Amendment to the Second Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 and incorporated herein by reference.
Item 2.02. Results of Operations and Financial Condition.
     On April 2, 2009, the Company issued a press release reporting the company’s operating results for the fiscal year ended January 31, 2009. A copy of the press release is attached hereto as Exhibit 99.1.
Item 8.01 Other Events.
     On April 2, 2008, the Company issued a press release announcing that the Board of Directors had approved a self-tender offer to purchase up to 500,000 shares of its class A and/or class B common stock at a price per share of $11.90, to be paid in cash. The tender offer is expected to commence on or about April 22, 2008. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Form of First Amendment to the Second Amended and Restated Credit Agreement, dated March 30, 2009.

99.1	Press release, dated April 2, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELK, INC.
Date: April 3, 2009	By:	/s/ Ralph A. Pitts
Ralph A. Pitts, Executive Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Form of First Amendment to the Second Amended and Restated Credit Agreement, dated March 30, 2009.

99.1	Press release, dated April 2, 2009.